Exhibit 4.1

AMENDMENT NO. 1
to
Indenture of Trust

          AMENDMENT NO. 1, dated as of May 1, 2003 (the "Amendment"), between Collegiate Funding Services Education Loan Trust 2003-A, a Delaware statutory trust (the "Issuer"), and U.S. Bank National Association, a national banking association, as eligible lender trustee and as trustee (in such capacities, the "Eligible Lender Trustee" and the "Trustee," respectively).

          WHEREAS, the Issuer, the Eligible Lender Trustee and the Trustee have entered into an Indenture of Trust, dated as of February 1, 2003 (the "Indenture"); and

          WHEREAS, Section 8.01(k) of the Indenture provides that, subject to satisfaction of the conditions set forth therein, the Indenture may be amended by the Issuer and the Trustee without the consent of any of the Registered Owners of any Obligation; and

          WHEREAS, all conditions set forth in Article VIII of the Indenture to the amendments contemplated hereby have been satisfied;

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture):

           1.           Notwithstanding any contrary provision set forth in the Indenture or any other Basic Document, during the period commencing on the date hereof and ending September 30, 2003 (the "Add-On Period"), the Issuer may, from time to time, exchange one or more Financed Student Loans subject to the lien of the Indenture for one or more Add-On Loans (as defined below) as set forth below.

           2.           Each Add-On Loan must be an Eligible Loan and must relate to a consolidation loan that is owned by the Issuer and is subject to the lien of the Indenture.

           3.           The aggregate outstanding principal balance of all Add-On Loans transferred to the Issuer on any date must be equal to or greater than the aggregate outstanding principal balance of all the Financed Student Loans for which they are being exchanged.

           4.           Each Add-On Loan must be exchanged with the Sponsor pursuant to a Loan Transfer Addendum during the Add-On Period.

           5.           The aggregate outstanding principal balance of all Financed Student Loans being exchanged for Add-On Loans shall not exceed three million dollars ($3,000,000.00).

           6.           Each Add-On Loan being acquired by the Issuer shall be deemed a Financed Student Loan and each Financed Student Loan released to the Sponsor in exchange for such Add-On Loan shall be released from the lien of the Indenture once such exchange is complete.

           7.           For purposes of this Amendment No. 1, an "Add-On Loan" shall mean, with respect to a consolidation loan owned by the Issuer and Financed under the Indenture, the increased balance of such consolidation loan arising out of amounts required to be paid to an Eligible Lender at the request of the related borrower within 180 days of the date such Student Loan was originated.

           8.           This Amendment supplements the Indenture, constitutes and is a "Supplemental Indenture" within the meaning of such term as defined and used in the Indenture and is executed under and pursuant to the Indenture.

           9.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts-of-laws principles thereof.

           10.           This Amendment No. 1 may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute but one and the same instrument.

           11.           To the extent not modified hereby, the Indenture remains unchanged and this Amendment No.1 ratifies and incorporates the terms of the Indenture.

COLLEGIATE FUNDING SERVICES
EDUCATION LOAN TRUST 2003-A

By: Wilmington Trust Company,
        not in its individual capacity
        but solely as Delaware Trustee

By:    /s/ W. T. Morris, II
         Name: W. Thomas Morris, II
         Title: Financial Services Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and as Eligible Lender Trustee

By:    /s/ Daniel R. Bley
         Name: Daniel R. Bley
Title: Vice President & Trust Officer